Exhibit 2.2

List of Schedules to the Stock Purchase Agreement

The following is a list of the subject matter of the schedules to the Stock Purchase Agreement, which schedules were omitted from Exhibit 2.1 pursuant to Item 6.01(b)(2) of Regulation S-K.

List of Subject Matters on Disclosure Schedules of Marshfield Investment Company

Schedule 2.03(a)	-	Allocation Schedule
Schedule 3.03(a)	-	Capital Stock
Schedule 3.04	-	Subsidiaries
Schedule 3.07(b)	-	Regulatory Approvals; No Defaults
Schedule 3.09	-	Financial Statements; Undisclosed Liabilities
Schedule 3.10	-	Absence of Certain Changes or Events
Schedule 3.11	-	Legal Proceedings
Schedule 3.12	-	Compliance with Laws
Schedule 3.13	-	Material Contracts; Defaults
Schedule 3.14	-	Agreements with Regulatory Agencies
Schedule 3.16	-	Employee Benefit Plans
Schedule 3.18	-	Environmental Matters
Schedule 3.19	-	Tax Matters
Schedule 3.20	-	Investment Securities
Schedule 3.21	-	Derivative Transactions
Schedule 3.23	-	Loans; Nonperforming and Classified Assets
Schedule 3.26	-	Investment Management and Related Activities
Schedule 3.30	-	Transactions with Affiliates
Schedule 3.31	-	Tangible Properties and Assets
Schedule 3.32	-	Intellectual Property
Schedule 3.33	-	Insurance
Schedule 5.01(e)	-	Benefit Plans
Schedule 5.01(i)	-	Capital Expenditures